Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-46360, 333-128273, 333-66048, 333-62278 and 333-128043 on Form S-8 and Registration Statements No. 333-155646 and 333-156387 on Form S-3 of our reports dated February 25, 2011 relating to the consolidated financial statements (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting pronouncement in 2010) and financial statement schedules of American Electric Power Company, Inc. and subsidiary companies, and the effectiveness of American Electric Power Company, Inc. and subsidiary companies’ internal control over financial reporting appearing in or incorporated by reference in the Annual Report on Form 10-K of American Electric Power Company, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 25, 2011